Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Reid Porter as his/her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ J. Reid Porter	Interim President, Interim Chief Executive Officer and Chief Financial Officer (principal executive, financial and accounting officer)	June 9, 2011
J. Reid Porter

/s/ Eric H. Paulson	Chairman of the Board	June 9, 2011
Eric H. Paulson

/s/ Keith A. Benson	Director	June 9, 2011
Keith A. Benson

/s/ David F. Dalvey	Director	June 9, 2011
David F. Dalvey

/s/ Timothy R. Gentz	Director	June 9, 2011
Timothy R. Gentz

/s/ Frederick C. Green IV	Director	June 9, 2011
Frederick C. Green IV

/s/ Kathleen P. Iverson	Director	June 9, 2011
Kathleen P. Iverson

/s/ Bradley J. Shisler	Director	June 9, 2011
Bradley J. Shisler

/s/ Tom F. Weyl	Director	June 9, 2011
Tom F. Weyl

/s/ Richard S Willis	Director	June 9, 2011
Richard S Willis